Exhibit 3.1

THE COMPANIES LAW, CAP. 113

PUBLIC COMPANY

LIMITED BY SHARES

ARTICLES OF ASSOCIATION OF

OZON HOLDINGS PLC

1.	In these Regulations and in the Memorandum of Association:

“Affiliate” of a Person or the “first Person”

means (a) a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the first Person; (b) a legal entity that shares the same investment management or investment advisory company with, or acts solely as bare nominee holder on behalf of a Person; and (c) upon any liquidation or other dissolution of a Person which is not a natural person, any Person that is a beneficial owner of the interests held by the entity being liquidated or dissolved.

“Allotment Notice”	means the notice defined in Regulation 5.

“Annual General Meeting”	means the annual General Meeting of the Company held pursuant to the relevant provision of the Law.

“Auditors”	means the appointed auditors of the Company pursuant to the Law.

“Associate” of a Person	means a legal entity in which a Person directly or indirectly owns interests representing more than one-third (1/3) of the voting power, provided that such share of the voting power is the largest as compared against the voting powers of the other owners of the legal entity.

“Blocked Person”	means any Person that is:

(i) listed on any of the OFAC Specially Designated Nationals and Blocked Persons List or EU Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, each as amended, supplemented or substituted from time to time; or

(ii)  is the target of Sanctions Laws as a result of being owned or controlled directly or indirectly by any person listed on any of the OFAC Specially Designated Nationals and Blocked Persons List or EU Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions (but solely if, under the relevant Sanctions Laws, such person is also deemed to be target of Sanctions Laws), each as amended, supplemented or substituted from time to time.

“Board”	means the board of Directors of the Company.

“Business Day”	means any day except a Saturday, Sunday or other day on which commercial banks in Moscow, Russia, or the Republic of Cyprus are required or authorized to stay closed.

“Chairman”	means the chairman of the meetings of the Board who is elected as chairman according to Regulation 100 of these Regulations.

“Class A Share Change of Control”	means an event or series of events as a result of which a Person that Controlled the holder of a Class A Share as at the date of the IPO ceases to Control such holder of Class A Share, except where Control is transferred to any of its Connected Persons, but so long as, in the case where the Connected Person is an individual, the transferee remains a Connected Person of such Person.

“Class A Share(s)”	means the shares of par value U.S.$0.001 each in the share capital of the Company with the rights set out in these Regulations.

“Company”	means this company.

“Competitor”	means any entity, or any entity directly investing in an entity, that is competitive with the business of electronic commerce, financial technology, digital content, online travel services, advertising services, delivery services, fulfilment services and other related or similar services or active in a business with the same commercial objectives as those of any member of the Group, in each case in the reasonable determination of the Board.

“Connected Person”	means in relation to:

(a) an individual:

(i) a Family Member;

(ii) a Person acting as trustee or administrator of a trust or of a foundation, the beneficiary of which is the individual or any of his/her Family Members; or

(iii) donee under the relevant testamentary instrument;

(b) a private equity fund:

(i) a successor general partner of such fund appointed by such fund’s limited partners in accordance with its limited partnership agreement;

(ii) a liquidating trustee of such fund appointed in accordance with its limited partnership agreement; or

(iii)  upon any liquidation or other dissolution of such fund, any Person that is a beneficial owner of the interests held by the fund being liquidated or dissolved (including a new successor fund and its general partner that shares the same investment advisory company as the fund that was liquidated or dissolved); or

(c) such other Person as may be designated from time to time by unanimous approval of all Independent Directors.

“Control” (including the terms “Controls”, “Controlled” and “under common Control with”)

means, with respect to any Person, (a) the ownership, directly or indirectly, of interests representing more than fifty per cent. (50%) of the voting power of a legal entity; or (b) having the power to control the management, operations or policies of such Person (whether pursuant to a contract, trust arrangement or otherwise) or (c) having the power to elect a majority of members to the board of directors or equivalent decision-making body of such legal entity; provided that, all voting power held by entities under common control (including investment funds under common control) shall be aggregated together and attributed to each other such entity under common control for the purpose of determining the voting power percentage of each such entity.

“Control Stake”	means:

(a)   in the event that the Control Stake Acquirer is at the time of such acquisition a holder of a Class A Share or its Affiliate, a number of votes conferred by the issued shares in the Company, including the issued Ordinary Shares, equal to or greater than forty-three per cent. (43%) of votes exercisable at the General Meetings, including votes conferred by the issued Ordinary Shares;

(b)   in all other cases, a number of votes conferred by the issued shares in the Company, including the issued Ordinary Shares, equal to or greater than thirty per cent. (30%) of votes exercisable at the General Meetings, including votes conferred by the issued Ordinary Shares.

Provided that for the purpose of establishing whether a Person holds a Control Stake, the votes conferred by the underlying Ordinary Shares of Depositary Receipts held by the relevant Person shall be added to the votes conferred by any issued shares in the Company, including the issued Ordinary Shares held by such Person.

“Control Stake Acquirer”	means a Person who as a result of a Control Stake Transaction will hold, directly or indirectly (either on its own or taken together with the Persons Acting In Concert with it) a Control Stake, other than when such Person is the relevant depositary bank being the issuer of Depositary Receipts administering and maintaining the program of such Depositary Receipts.

“Control Stake Acquisition”	means an acquisition, direct or indirect, of issued Ordinary Shares in the Company and/or issued Depositary Receipts, resulting in a Shareholder or any other Person becoming a Control Stake Acquirer.

“Control Stake Offer Shares”	means all of the issued Ordinary Shares in the Company held by the Tender Rights Holders, including Ordinary Shares represented by Depositary Receipts.

“Control Stake Subscription”	means a subscription for Ordinary Shares in the Company resulting in the Shareholder or any other Person becoming a Control Stake Acquirer.

“Control Stake Transaction”	means a Control Stake Acquisition or a Control Stake Subscription.

“Cyprus”	means the Republic of Cyprus.

“Depositary Receipts”	means the global depositary receipts or any other depositary interests representing an interest in the Company’s shares, including Ordinary Shares.

“Director”	means a member of the Board.

“Exchange”	means the stock exchange on which the shares or any instruments or Depositary Receipts are listed pursuant to any Listing.

“Exchange Act”	means the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Executive Director”	means a Director that is a senior level employee of the Company or any of its Subsidiaries.

“Extraordinary General Meeting”	means a General Meeting other than an Annual General Meeting.

“Family Member”	means a spouse, child, adopted child, step-child, brother, sister or grandchild.

“General Meeting”	means the general meeting of the Company.

“Group”	means the Company and its Subsidiaries.

“Independent Director”	means a Director considered as an “independent director” within the meaning of the rules of the Exchange on which the Ordinary Shares or Depositary Receipts have been first listed during the IPO.

“IPO”	means the sale of the Company’s Ordinary Shares or Depositary Receipts in a first public offering resulting in the Listing.

“the Law”	means the Companies Law, Cap. 113 or any law substituting or amending the same.

“Listing”	means the admission to trading on one or more recognised international stock exchanges of the shares in the capital of the Company or any instruments or Depositary Receipts which provides a reasonable and genuine market for such shares, instruments or Depositary Receipts and upon which such shares, instruments or Depository Receipts, can be freely traded.

“Material Subsidiary”	means any Subsidiary of the Company (a) whose assets exceed thirty per cent. (30%) of the total consolidated assets of the Company and its consolidated Subsidiaries; or (b) that has earnings before interest, tax, depreciation and amortisation exceeding thirty per cent. (30%) of consolidated earnings before interest, tax, depreciation and amortisation of the Company and its consolidated Subsidiaries.

“Member” or “Shareholder”	means every natural and/or legal Person and/or any other form of entity being registered as a holder of shares in the Company.

“Nominating Committee”	means a nominating committee of the Board.

“OFAC”	means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Ordinary Resolution”	means an ordinary resolution passed by at least fifty per cent (50%) plus one of all Members present and voting at a General Meeting.

“Ordinary Shares”	means the shares of par value U.S.$0.001 each in the share capital of the Company with the rights set out in these Regulations

“Permitted Transferee”	means any Affiliate of such Shareholder or a company, limited partner, trust or fund of which a Shareholder or its Affiliate is a managing general partner (including an ultimate general partner), a manager or a Controlling investor, provided, however, that notwithstanding any of the foregoing provisions, Permitted Transferee shall exclude any Competitor and any Person Controlled by or under common Control with the Competitor.

“Permitted Transferee Change of Control”

means, except in the case of a transfer of Control over a private equity fund to such fund’s Connected Persons, an event or series of events as a result of which (a) the holder that held Class A Share as at the date of the IPO ceases to Control its Permitted Transferee which holds Class A Share, or (b) a Permitted Transferee is not under common Control with the holder that held Class A Share as at the date of the IPO.

“Person”	means any individual, partnership, company, legal person, unincorporated organization, trust (including the trustees in their aforesaid capacity) or other entity.

“Persons Acting In Concert”	means Persons, including, without limitation, Associates and Affiliates of a Person, who, pursuant to an agreement or understanding (whether formal or informal), co-operate to obtain or consolidate a Control Stake of a Company.

“Regulations”	means the present articles of association of the Company.

“Sanctioned Person”	means any person:

a) that is listed on any Sanctions List or is otherwise the target of Sanctions Laws;

b)  in which Sanctioned Persons, individually or in aggregate, have the Control or an ownership interest of 50% or more (but in each case solely if, under the relevant Sanctions Laws, such person is deemed to be the target of Sanctions Laws).

“Sanctions Laws”	means any laws, regulations, executive orders or other restrictive measures in respect of economic or financial sanctions or trade embargoes promulgated, issued, implemented, administered or enforced by:

a) the United Nations Security Council;

b) the United States;

c) the European Union; and

d) the United Kingdom.

“Sanctions List”	means any list of sanctioned persons maintained by the United Nations Security Council, the United States, the European Union and the United Kingdom, including but not limited to the OFAC List of Specially Designated Nationals and Blocked Persons, the OFAC Sectoral Sanctions Identification List, the EU Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions and the UK

Consolidated List of Financial Sanctions Targets, each as amended, supplemented or substituted from time to time.

“Seal”	means the common seal of the Company

“Secretary”	means the secretary of the Company.

“Special Resolution”	means a special resolution of the General Meeting within the meaning of the Law.

“SSI Person”	means:

(a)

(i) any Person designated in Annex III, V or VI of EU Council Regulation No. 833/2014, as amended, supplemented or substituted from time to time, or any executive order, law, rule or regulation having similar effect and application;

(ii) any Person established outside the European Union whose proprietary rights are directly or indirectly owned for more than fifty per cent. (50%) by an entity referred to in paragraph (i); or

(iii) any Person acting on behalf of or at the direction of any of the foregoing.

(b)   any organisation designated on a Sectoral Sanctions Identification list published by the Secretary of the Treasury pursuant to Executive Order 13662, as amended, supplemented or substituted from time to time, or any executive order, law, rule or regulation having similar effect and application, or owned directly or indirectly for fifty per cent. (50%) or more in the aggregate by one or more such organisations.

(c)

(i) any Person designated in Schedule 2 to the Russia (Sanctions) (EU Exit) Regulation 2019, as amended, supplemented or substituted from time to time, or any executive order, law, rule or regulation having similar effect and application;

(ii) any Person established outside the United Kingdom whose proprietary rights are directly or indirectly owned for more than fifty per cent. (50%) by an entity referred to in paragraph (i); or

(iii) any Person acting on behalf of or at the direction of any of the foregoing.

“Subsidiary”	means any Person Controlled by the Company or where the Company is a shareholder and Controls alone pursuant to an agreement with other shareholders, a majority of votes in such Person, (each, a “Subsidiary” and, collectively, the “Subsidiaries”).

“Tender Rights Holder”	means, in relation to a Control Stake Transaction, each Shareholder holding Ordinary Shares (including Ordinary Shares represented by Depositary Receipts) who is not a Control Stake Acquirer or a Person Acting In Concert with a Control Stake Acquirer.

“Transfer”	means any transfer, sale, assignment, lease, exchange, pledge, hypothecation, gift or other disposition of any kind, voluntary or involuntary, directly or indirectly.

“U.S. business day”	shall have the meaning set forth in Regulation 14D, Regulation 14E or Rule 13e-4 under the Exchange Act, to the extent applicable; or otherwise any day, other than Saturday, Sunday, or a federal holiday in the United States.

Expressions referring to “in writing” shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography, and other modes of representing or reproducing words in a visible form.

Unless the context otherwise requires, words or expressions contained in these Regulations shall bear the same meaning as in the Law or any statutory modification thereof in force at the date at which these Regulations become binding on the Company.

EXCLUSION OF TABLE “A”

2.	The Regulations contained in Table “A” in the First Schedule to the Law shall not apply except so far as the same are repeated or contained in these Regulations.

BUSINESS

3.

The Company shall pay all preliminary and other expenses and enter into, adopt or carry into effect and take over or continue (with such modifications, if any, as the contracting parties shall agree and the Board shall approve), any agreement or business or work reached or carried on (as the case might be) prior to incorporation, as the Company may decide.

SHARE CAPITAL AND VARIATION OF RIGHTS

4.	The share capital of the Company shall consist of Ordinary Shares and Class A Shares with the rights provided in these Regulations.

4A.	Subject to Regulations 75D, 75E and 75F, each Class A Share shall confer on its holder the following rights:

(a)	The right to appoint and remove Directors, as expressly provided in these Regulations, including Regulations 51, 75A, 75B and 75C below;

(b)	The right to receive notice, attend and vote at a General Meeting, as expressly provided in these Regulations, including Regulations 51 and 75C below;

(c)

In the event of liquidation of the Company, to receive the par value of such Class A Shares on a pari passu basis with the holders of Ordinary Shares with no right to participate in the distribution of excess assets.

(d)

Other than as expressly provided in these Regulations, the Class A Share shall not confer on its holder any other rights with respect to participation at General Meetings, voting, or distribution of assets by the Company by way of dividends, return of capital or otherwise.

4B.

No Class A Share nor any right to subscribe or convert any security into any Class A Share shall at any time be issued or allotted to any Person, unless such issue or allotment has, first, been authorized by the prior written consent of all holders of all issued Class A Shares and approved by a Special Resolution of the General Meeting.

4C.	Each Class A Share shall be automatically converted into an equal number of Ordinary Shares in the following cases:

(a)

at the discretion of its holder by giving the Company 15 (fifteen) Business Days written notice of the conversion (the “Conversion Notice”). The Conversion Notice shall be exclusive of the day on which it is served or deemed to be served on the Company and of the day on which it is sent by the holder;

(b)	upon its Transfer, other than a Transfer to a Permitted Transferee;

(c)	upon a Class A Share Change of Control;

(d)	upon Permitted Transferee Change of Control; and

(e)

with respect to any holder of Class A Share, upon reduction below 7.5% in the votes exercisable at the General Meeting by such holder, together with its Affiliates and Permitted Transferees. For the purpose of calculating the number of votes exercisable at the General Meeting by the holder of the Class A Share, together with its Affiliates and Permitted Transferees, the votes conferred by the underlying Ordinary Shares of Depositary Receipts held by the relevant Person shall be added to the votes conferred by any issued shares in the Company, including the issued Ordinary Shares held by such Person.

4D.

Other than as expressly provided in Regulation 4B, the shares shall be at the disposal of the General Meeting which may allot or otherwise dispose of them, including but not limited to by way of issuing other securities giving a right to purchase shares in the Company or which are convertible into shares of the Company subject to the provisions of the next following Regulation, at its discretion to such Persons at such times and generally on such terms and conditions, and provided that no shares shall be issued at a discount, except as provided by section 56 of the Law. The General Meeting may, subject to the Law, delegate its authority hereunder to the Board.

5.

Unless otherwise determined by the Company according to section 60B (5) of the Law, all new shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares of the Company, shall be offered before their issue to the Members on a pro-rata basis of the participation of each Member in the capital of the Company, on a specific date fixed by the Board. Any such offer shall be made upon written notice (the “Allotment Notice”) to all the Members specifying:

(a)	the number of the shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares in the Company, which the Member is entitled to acquire;

(b)	the price per share or security giving the right to the purchase of shares of the Company or the right to convert into shares of the Company; and

(c)	the time period (which shall not be less than fourteen (14) calendar days from the dispatch of the written notice) within which the offer, if not accepted, shall be deemed to have been rejected.

If, until the expiry of the said time period, no notification is received from the Person to which the offer is addressed or to which the rights have been assigned that such Person accepts all or part of the offered shares or other securities giving right to the purchase of shares in the Company or which are convertible into shares of the Company, the Board may dispose of them in any manner as it deems more advantageous for the Company, provided that the relevant shares or other securities giving right to the acquisition of shares in the Company or which are convertible into shares in the Company shall not be disposed to the proposed allottee on terms more favourable than those indicated in the Allotment Notice including the price which may not be lower than the price offered to the Members in the Allotment Notice.

The Board may, in like manner, dispose of any such shares or securities as aforesaid, which, by reason of the proportion borne by them to the number of Persons entitled to such offer as aforesaid, cannot in the opinion of the Board be conveniently offered in the manner hereinbefore provided, save that no such disposal may be made to the proposed allottee for the price lower than those indicated in the Allotment Notice.

Provided that this Regulation shall take effect in the cases where the proposed shares shall be issued against contributions in cash.

6.

Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the Company may be issued with such preferred, deferred or other special rights or with such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company, by Special Resolution, may from time to time determine.

7.

Subject to the provisions of section 57 of the Law, any preference shares may, with the sanction of a Special Resolution, be issued on the terms that they are, or at the option of the Company or the relevant Member are liable to be redeemed on such terms and in such manner as the Company before the issue of the shares, may by Special Resolution determine.

8.

Subject to Regulation 8A, if at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of shares of that class) may, whether or not the Company is being wound up, be varied with the sanction of a resolution passed at a separate general meeting of the holders of the shares of the relevant class subject to approval by Special Resolution. Subject to the Law, the provisions of these Regulations relating to General Meetings shall apply to every such separate general meeting, but so that: (a) the necessary quorum shall be three (3) Persons at least holding or representing by proxy one-third (1/3) of the issued shares of the class, (b) any holder of shares of the class present in person or by proxy may demand a poll, (c) if at any previously adjourned general meeting of these holders there is not a quorum, the Members present shall be deemed to form a quorum and (d) the requisite majority for passing resolution sanctioning the variation shall be that set out in Section 59A of the Law.

8A.

In the case of Class A Shares, the rights attached to any Class A Share may be varied with the sanction of a resolution passed at a separate general meeting of the holders of Class A Shares, provided that:

(a)	the necessary quorum (including at any adjourned meeting) shall be the Persons holding or representing all issued and outstanding Class A Shares; and

(b)	the necessary majority for passing the relevant resolution (including at any adjourned meeting) shall be the Persons holding or representing all issued and outstanding Class A Shares.

9.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not (unless otherwise expressly provided by the terms of issue of the shares of that class) be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

10.

The Company may exercise the powers of paying commissions conferred by section 52 of the Law, provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the said section and the rate of the commission shall not exceed the rate of ten per cent (10%) of the price at which the shares in respect whereof the same is paid are issued. Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

11.

Except as required by the Law, no Person shall be recognised by the Company as holding any shares upon trust, and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Regulations or by law otherwise provided) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

12.

Notwithstanding the above, but always subject to the provisions of section 112 of the Law, the Company may, if it so wishes and if notified accordingly in writing, recognise the existence of the trust on any share even though it cannot register it in the Company’s register of Members. This recognition is made known with a letter to the trustees and is irrevocable provided this trust continues to exist, even if the trustees or some of them are replaced.

13.

(a)

The Company shall keep a register of Members and a directory of Members under sections 105 and 106 of the Law, which shall be available for inspection by the Members free of charge and by any third party upon the payment of an amount determined by the Board.

(b)

Every Person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one (1) certificate for all its shares or several certificates each for one (1) or more of its shares. Every certificate shall be under the Seal and shall specify the shares to which it relates and the amount paid up thereon. Provided that in respect of a share or shares held jointly by several Persons the Company shall not be bound to issue more than one (1) certificate, and delivery of a certificate for a share to one (1) of several joint holders shall be sufficient delivery to all such holders. If a share certificate be defaced, lost or destroyed, it may be substituted on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company for investigating the evidence adduced as the Board thinks fit.

14.

(a)

Provided that if the Company’s shares or Depositary Receipts or other securities are listed on the Exchange, the Company shall have the right not to keep a register of Members or issue share certificates in physical form, provided it complies with the relevant regulations of the relevant Exchange and references in these Regulations to the “register of Members” shall be construed as being references to such record of Members, if any and in whatever form, of the Company as may be maintained in accordance with the said regulations.

(b)

Notwithstanding Regulations 26-31, in the event that the Company’s shares or other securities are listed on any Exchange, it shall be lawful for the Company to register the transfer of shares even if no appropriate instrument of transfer has been delivered to the Company, provided that the relevant transfer has been effected in accordance with the law or the regulations governing the operation of the relevant Exchange. In such case, the Board shall not be entitled to refuse to recognize the transfer of such shares.

15.

The Company shall provide financial assistance for the purpose of, or in connection with, a purchase or subscription made or to be made by any Person of or for any shares in the Company or in its holding company, only in compliance with the Law.

LIEN

16.

The Company shall have a first and paramount lien on every share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share and the Company shall also have a first and paramount lien on all shares standing registered in the name of a single Person for all moneys presently payable by him or his estate to the Company; but the Board may at any time declare any share to be wholly or in part exempt from the provisions of this Regulation. The Company’s lien, if any, on a share shall extend to all dividends payable thereon as well as to any other rights or benefits attached thereto.

17.

The Company may sell, in such manner as the Board thinks fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) calendar days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the Person entitled thereto by reason of his death or bankruptcy.

18.

To give effect to any such sale, the Board may authorise some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.

The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the Person entitled to the shares at the date of the sale.

CALLS ON SHARES

20.

The Board may, from time to time, make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, and each Member shall (subject to receiving at least fourteen (14) calendar days’ notice, specifying the time or times and place of payment) pay to the Company, at the time or times and place so specified, the amount called on its shares. A call may be revoked or postponed as the Board may determine and the Members shall be accordingly notified.

21.	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be required to be paid by instalments.

22.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.

If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding eight per cent (8%) per annum as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

24.

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall, for the purposes of these Regulations be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable. In case of non-payment all relevant provisions of these Regulations as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified. The Board may on the issue of shares, differentiate between the holders as to the number of calls, the amount of calls to be paid and the times of payment.

25.

The Board may, if it thinks fit, receive from any Member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any shares held by him and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the Company in General Meeting shall otherwise direct) five per cent (5%) per annum, as may be agreed upon between the Board and the Member paying such sum in advance.

TRANSFER OF SHARES

26.

The instrument of transfer of any share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the register of Members in respect thereof.

27.

Subject to such of the restrictions of these Regulations as may be applicable, any Member may transfer all or any of his shares by instrument in writing in any usual or common form or any other form which the Board may approve.

28.	The Board may decline to register the transfer of a share on which the Company has a lien.

28A.	The Board, acting reasonably, may decline to register a transfer of any shares in the Company, including Ordinary Shares and Class A Shares, to:

(a)

one or several SSI Persons, if following completion of such transfer the aggregate number of votes exercisable by one or several SSI Persons will exceed 40% of votes exercisable at the General Meetings, including votes conferred by the Ordinary Shares; and

(b)

other than in the case of an event provided in Regulation 28(A)(a) above, any Sanctioned Person to the extent such transfer could, in the opinion of a reputable international law firm engaged by the Board, create any risk of the Company becoming a target of Sanctions Laws.

Provided that for the purpose of establishing whether an SSI Person has exceeded the threshold set out in paragraph (a) above, the votes conferred by the underlying Ordinary Shares of Depositary Receipts held by the relevant Person shall be added to the votes conferred by any issued shares in the Company, including the issued Ordinary Shares held by such Person.

29.	The Board may also decline to recognize any instrument of transfer unless:

(a)

the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as the Board may reasonably require, to show the right of the transferor to make the transfer; and

(b)	the instrument of transfer is in respect of only one class of shares.

30.

(a)

If the Board refuses to register a transfer it shall, within two (2) months after the date on which the instrument of transfer was lodged with the Company, send to the transferee notice of the refusal.

(b)

The registration of transfers may be suspended at such times and for such periods as the Board, may from time to time, determine, provided always that such registration shall not be suspended for more than thirty (30) calendar days in any year.

31.

The Company shall be entitled to charge a fee, which the Board may specify from time to time, on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

31A.	Mandatory Tender Offer (the “MTO”)

(a)	The completion of a Control Stake Transaction shall be subject to:

(i)	the Control Stake Acquirer having offered to purchase all of the Control Stake Offer Shares (the “Control Stake Purchase Offer”);

(ii)	the Control Stake Acquirer and the Persons Acting in Concert with it not being the Sanctioned Person;

(iii)

the Control Stake Acquirer having fully disclosed all Persons Acting in Concert with it and provided any information requested by the Board that may be required to evaluate the terms of the Control Stake

Purchase Offer, provided that the Board, acting reasonably, may at its discretion determine that further Persons are Acting in Concert with the Control Stake Acquirer or that Persons identified by the Control Stake Acquirer as Acting in Concert are not Acting in Concert with the Control Stake Acquirer, and such determination shall be final and binding on the Control Stake Acquirer;

(iv)

the Board after the review of the financial terms of the Control Stake Purchase Offer, receipt of satisfactory evidence that the Control Stake Acquirer will have sufficient funds to complete the Control Stake Transaction, which may include a cash confirmation or similar statement from a financial adviser of the Control Stake Acquirer, and determination that the Control Stake Purchase Offer is fair and reasonable to the Tender Rights Holders, having been recommended by at least 2/3rds of Directors for the time being, which in any event must include an affirmative vote of majority of Independent Directors, recommends to the Tender Rights Holders to participate in it (the “Board Approval”);

(v)

Tender Rights Holders tendering seventy five per cent. (75%) or more of the Ordinary Shares then in issue (excluding any Ordinary Shares held by the Control Stake Acquirer and Persons Acting In Concert with it), including Ordinary Shares represented by Depositary Receipts, having accepted the Control Stake Purchase Offer (the “Acceptance”); and

(vi)

the Control Stake Acquirer purchasing all Ordinary Shares, including Ordinary Shares represented by Depositary Receipts, held by the Tender Rights Holders who have accepted the Control Stake Purchase Offer and properly tendered their Ordinary Shares, including Ordinary Shares represented by Depositary Receipts.

(b)	The Control Stake Purchase Offer shall be in writing, notified to each Tender Rights Holder, with a copy to the Company, and state:

(i)

the price per Control Stake Offer Share offered by the Control Stake Acquirer provided that such price shall be in cash and shall not be lower than the higher of (x) the highest price per Ordinary Share (or, in the event that the Control Stake Acquirer had purchased Depositary Receipts, per Ordinary Share represented by such Depositary Receipts) paid by the Control Stake Acquirer, or by any Person Acting In Concert with it, and (y) the highest market price per Ordinary Share, including Ordinary Share represented by Depositary Receipts, quoted on the Exchange, in each case, over the last twelve (12) months immediately preceding the date of sending of the Control Stake Purchase Offer (the “Price”);

(ii)	the acceptance period of the Control Stake Purchase Offer, which shall be not less than twenty (20) U.S. business days after the date of publication of the Board Approval;

(iii)

the terms and condition of the Control Stake Purchase Offer, together with confirmation that the Control Stake Purchase Offer will comply with all applicable securities laws, including the Exchange Act and rules and regulations promulgated thereunder; and

(iv)	the name and contact details of the Control Stake Acquirer.

(c)

Each Tender Rights Holder holding Ordinary Shares may notify the Control Stake Acquirer of its intention to accept the Control Stake Purchase Offer (hereafter “Participating Tender Rights Holder”) with respect to all or part of the Control Stake Offer Shares owned by such Tender Rights Holder by delivering written notice of its intention to the Control Stake Acquirer with a copy to the Company in accordance with Regulations 130-134 within the acceptance period as provided in Regulation 31A(b)(ii) above (or if the expiration of such Control Stake Purchase Offer is extended, on or before such extended expiration date). An acceptance by any Participating Tender Rights Holder shall be irrevocable (except as provided by applicable law) and each Participating Tender Rights Holder shall be bound and obligated to transfer the Control Stake Offer Shares with respect to which it accepted the Control Stake Purchase Offer on the same terms and conditions as are specified in the accepted Control Stake Purchase Offer.

(d)	Provided the Board Approval is obtained and the Acceptance is granted in accordance with Regulation 31A(a), then each of the Participating Tender Rights Holders shall be obligated to:

(i)	vote all its Ordinary Shares then in issue in favour of the Control Stake Purchase Offer to the extent any such vote is required for the consummation of any transfer pursuant to this Regulation 31A;

(ii)	transfer all of its Control Stake Offer Shares in connection with the Control Stake Purchase Offer; and

(iii)

execute and deliver such instruments of transfer and take such other action, including executing any purchase agreement as may be reasonably required by the Control Stake Acquirer under the terms of the Control Stake Purchase Offer, provided that all Control Stake Offer Shares transferred by the Participating Tender Rights Holders pursuant to this Regulation 31A shall be sold at the Price.

(e)

A Control Stake Transaction shall not be completed unless the Control Stake Acquirer shall have purchased in accordance with the provisions of this Regulation 31A all of the Control Stake Offer Shares tendered by each Participating Tender Rights Holder which the Control Stake Acquirer has an obligation to purchase pursuant to this Regulation 31A.

(f)

In the event that a Participating Tender Rights Holder fails or refuses to vote its Ordinary Shares or votes its Ordinary Shares in contravention of Regulation 31A(d)(A) or sell its Control Stake Offer Shares as required by Regulations 31A(d)(B) and 31A(d)(C), then such Participating Tender Rights Holder hereby grants to the Chairman (or any other Director appointed by the Board) an irrevocable proxy to vote such Control Stake Offer Shares in accordance with Regulation 31A(d)(A), and each Participating Tender Rights Holder hereby appoints the Chairman (or any other Director appointed by the Board) as its attorney-in-fact, to sell such Control Stake Offer Shares in accordance with the terms of this Regulation 31A. The Company may receive the purchase money in trust for any such Participating Tender Rights Holder and shall cause the Control Stake Acquirer to be registered as the holder of the relevant Control Stake Offer Shares. The receipt by the Company of such purchase money shall be a good discharge to the Control Stake Acquirer (who shall not be bound to see to the application of those monies). After the Control Stake Acquirer has been registered as the holder of such applicable Control Stake Offer Shares in purported exercise of these powers, the validity of the transaction shall not be questioned by any Person.

(g)

If following an MTO the Control Stake Acquirer (taken together with the Persons Acting In Concert with it) has acquired such number of Ordinary Shares (including Ordinary Shares represented by Depositary Receipts) that would carry together with the underlying Ordinary Shares of the relevant Depositary Receipts seventy five per cent. (75%) or more of the votes exercisable at the General Meeting(the “75% Control Stake Acquirer”), other Shareholders (the “Tag Along Shareholders”) shall be entitled to demand the purchase of some or all of their remaining Ordinary Shares (the “Tag Along Shares”) by the 75% Control Stake Acquirer at the price not less than the Price (the “Tag Along Notice”), and the 75% Control Stake Acquirer shall be obliged to purchase their Tag Along Shares (and pay for such Tag Along Shares) within fifteen (15) Business Days after the date when the Tag Along Notice was given.

The Tag Along Notice shall be provided by the relevant Tag Along Shareholders by delivering a notice in writing to the 75% Control Stake Acquirer, with a copy to the Company, provided that the Tag Along Shareholders shall not be required to make any representation to the 75% Control Stake Acquirer other than in relation to their title to the shares. The Tag Along Notice shall state the number of the Tag Along Shares that the Tag Along Shareholder holds and those which it desires to transfer and shall be delivered to the Company and the 75% Control Stake Acquirer within sixty (60) Business Days from the date of publication on the completion of the MTO. The failure by a Shareholder to provide the Tag Along Notice within the time prescribed by this Regulation 31A(g) shall constitute a waiver by such Shareholder of the right to sell its shares to the 75% Control Stake Acquirer.

(h)

If following an MTO and/or the purchase or a series of purchases under the Tag Along Notices from the Tag Along Shareholders, the Control Stake Acquirer (taken together with the Persons Acting In Concert with it) has acquired such number of Ordinary Shares (including Ordinary Shares represented by Depositary Receipts) that would carry together with the underlying Ordinary Shares of the relevant Depositary Receipts ninety per cent. (90%) or more of the votes exercisable at the General Meeting (the “90% Control Stake Acquirer”), the 90% Control Stake Acquirer must give irrevocable notice (a “Squeeze Out Notice”) to all Members with a copy to the Company within fifteen (15) Business Days from the date of completion of the MTO or acquisition of Tag Along Shares requiring such Members to sell to it all the remaining Ordinary Shares held by such Members, including Ordinary Shares represented by Depositary Receipts (the “Squeeze Out Shares”) at the price not less than the Price, and such Members shall be obliged to transfer their Squeeze Out Shares (and deliver executed instruments of transfer) within fifteen (15) Business Days after the date when the Squeeze Out Notice was given.

If any Member does not execute the instruments of transfer in respect of all Squeeze Out Shares held by such Member, within the time limit set out in the Squeeze Out Notice as provided in this Regulation 31A(h), that Member shall be deemed to have irrevocably appointed the Chairman (or any other Director appointed by the Board) as its attorney-in-fact, to sell such Squeeze Out Shares in accordance with the terms of this Regulation 31A. The Company may receive the purchase money in trust for any such Member and shall cause the 90% Control Stake Acquirer to be registered as the holder of the Squeeze Out Shares. The receipt by the Company of such purchase money shall be a good discharge to the 90% Control Stake Acquirer (who shall not be bound to see to the application of those monies). After the 90% Control Stake Acquirer has been registered as the holder of such applicable Squeeze Out Shares in purported exercise of these powers, the validity of the transaction shall not be questioned by any Person.

Provided that for the purpose of establishing whether a Control Stake Acquirer is a 90% Control Stake Acquirer, the votes conferred by the underlying Ordinary Shares of Depositary Receipts held by the relevant Person shall be added to the votes conferred by any issued shares in the Company, including the issued Ordinary Shares held by such Person.

(i)

In case of breach by the Control Stake Acquirer of provisions in Regulation 31A(a), Regulation 31A(b) and Regulation 31A(e), the votes of such Control Stake Acquirer and the Persons Acting In Concert with such Control Stake Acquirer conferred by Ordinary Shares in excess of (x) in respect of a holder of Class A Share and its Affiliates, forty three per cent. (43%) of votes conferred by Ordinary Shares, and (y) in respect of all other holders of Ordinary Shares, thirty per cent. (30%) of votes conferred by Ordinary Shares, in each case, shall be suspended until completion of the Control Stake Transaction in compliance with all provisions provided in Regulation 31A(a), Regulation 31A(b) and Regulation 31A(e).

TRANSMISSION OF SHARES BY REASON OF DEATH OR BANKRUPTCY OR LIQUIDATION OR MERGER OR SIMILAR EVENT

32.

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, shall be the only Persons recognized by the Company as having any title to his interest in the shares. Nothing herein contained, however, shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other Persons.

33.

In case of death, bankruptcy, liquidation, merger or other similar event with respect to a Member, the legal representative of the Member who has died, been declared bankrupt, been liquidated, merged or is the object of a similar event, is entitled, if he adduces the necessary supporting evidence to be registered as the owner of the shares held by the said Member. Further, the above legal representative has the right to nominate another Person to be registered as the transferee thereof.

34.

In case the legal representative nominates another Person to be the transferee of the relevant shares, he is under an obligation to disclose his above decision by carrying out all actions necessary for the contractual transfer of the relevant shares in favor of the Person who has been so nominated. In this case, all the limitations, restrictions and provisions of these Regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy or liquidation or merger or similar event with respect to the Member had not occurred and the notice or transfer was part of the process of a contractual transfer signed by that Member.

35.

Any legal representative who would acquire a right over shares, by reason of the death or bankruptcy or liquidation or merger or similar event with respect to the holder, shall be entitled to the same dividends and other benefits to which he would be entitled if he were the registered holder of the relevant shares, except that he shall not, before being registered as a Member in respect of the said shares, be entitled in respect of them to exercise any right conferred by virtue of being a Member in relation to General Meetings. Provided always that the Board may, at any time, give notice requiring any such Person to elect, the latest within ninety (90) calendar days either to be registered himself or to transfer the relevant shares. In case the notice is not complied with within ninety (90) calendar days from the day when it was given, the Board may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

FORFEITURE OF SHARES

36.

If a Member fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter, during such time as any part of the call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

37.

The notice referred to in Regulation 36 above shall name a further day (not earlier than the expiration of fourteen (14) days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

38.

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may, at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect.

39.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board thinks fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Board thinks fit.

40.

A Person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

41.

A statutory declaration in writing, that the declarant is a Director or the Secretary, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the Person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

42.

The provisions of these Regulations as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the shares or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

ALTERATION OF CAPITAL

43.

The Company may, by a resolution of the General Meeting passed in accordance with section 59A of the Law and subject to Regulation 4B and Regulation 44B, from time to time, increase the share capital by such sum, to be divided into shares of such amount, as the said resolution shall prescribe.

44.	The Company may, by a resolution of the General Meeting passed in accordance with section 59A of the Law and subject to Regulation 4B and Regulation 44B: -

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the provisions of section 60 (1) (d) of the Law;

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person.

44A.	The Company may by Special Resolution:

(a)

subject to Regulation 44B, reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required, by law; and

(b)	subject to the provisions of the Law, purchase its own shares or Depositary Receipts.

44B.

To the extent that any of the actions listed in Regulations 43, 44 and 44A increase, decrease, consolidate, divide, cancel or otherwise alter Class A share capital (whether issued or authorised but not issued) or vary the rights attached to Class A Shares, this shall, in addition to any other requirements, require the prior written consent of all holders of all issued Class A Shares.

GENERAL MEETINGS

45.

The Company shall in each year hold a General Meeting as its Annual General Meeting in addition to any other General Meetings in that year, and shall specify the General Meeting as such in the notices calling it, and not more than fifteen (15) months shall elapse between the date of one Annual General Meeting and that of the next. The Annual General Meeting shall be held at such time and place as the Board shall appoint.

46.	All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings”.

47.

The Board may, whenever it thinks fit, convene an Extraordinary General Meeting, and Extraordinary General Meetings shall also be convened by the Board on requisition by Members, according to the provisions of section 126 of the Law or, in default, may be convened, by such Members themselves, as provided by section 126 of the Law.

NOTICE OF GENERAL MEETINGS

48.

An Annual General Meeting and a General Meeting called for the passing of a Special Resolution shall be called by thirty (30) calendar days’ notice at the least. All other General Meetings shall, subject to complying with section 127 of the Law, be called by thirty (30) calendar days’ notice at the least. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, the date and the hour of the General Meeting and, in case of special business, the general nature of that business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the General Meetings to such Persons as are, under these Regulations, entitled to receive such notices from the Company.

A General Meeting may be held via a video conference or conference call or other means whereby Persons present may simultaneously hear and be heard by all the other Persons present and the Persons who participate in such a manner are considered to be present at the General Meeting. In such a case, the meeting shall be deemed to have taken place where the secretary of the General Meeting is situated.

Provided that a General Meeting shall, notwithstanding that it is called by shorter notice than that specified in this Regulation, provided this is allowed by Law, be deemed to have been duly called if it is so agreed:

(a)	in the case of a General Meeting called as the Annual General Meeting, by all the Members entitled to attend and vote thereat; and

(b)

in the case of any other General Meeting, by a majority in number of the Members having a right to attend and vote at the General Meeting, being a majority together holding not less than ninety five (95) per cent in nominal value of the shares giving that right.

49.	The accidental omission to give notice of a General Meeting to any Person entitled to receive such notice, shall not invalidate the proceedings at that General Meeting.

PROCEEDINGS AT GENERAL MEETINGS

50.

All business, shall be deemed special that is transacted at an Extraordinary General Meeting, and also all that is transacted at an Annual General Meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Board and Auditors, or any such other reports as required by the Law, the election of Directors in the place of those retiring and the appointment of, and the fixing of the remuneration of, the Auditors.

51.

No business shall be transacted at any General Meeting unless a quorum of Members is present at the time when the General meeting proceeds to business. Save as herein otherwise provided, three (3) Persons at least holding or representing by proxy one-third (1/3) of the issued share capital shall form a quorum. In case of a General Meeting, including adjourned General Meeting, called for the consideration of the appointment, removal or substitution of a Director pursuant to Regulation 75A, the Member (in the case of a resolution being proposed at such General Meeting to appoint a Director) who is exercising its right under Regulation 75A to appoint such Director and (in the case of a resolution being proposed at such General Meeting to remove or substitute a Director) the Member who has appointed such Director in exercise of its rights under Regulation 75A, present in person or by proxy, shall form a quorum.

52.

If within half an hour from the time appointed for the General Meeting a quorum is not present, the General Meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Board may determine, and (other than for a General Meeting called for the consideration of the appointment, removal or substitution of a Director pursuant to Regulation 75A) if at the adjourned General Meeting (other than the adjourned General Meeting for the consideration of the appointment, removal or substitution of a Director pursuant to Regulation 75A), a quorum is not present within half an hour from the time appointed for the General Meeting, the Members present shall be a quorum.

53.	All notices and other communications concerning the General Meeting which each Member is entitled to receive, must also be sent to the Auditors.

54.

The Chairman, if any, shall preside as chairman at every General Meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the General Meeting or is unwilling to act, the Directors present shall elect one of their number to be chairman of the General Meeting.

55.

If at any General Meeting no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the General Meeting, the Members present shall choose one of their number to be chairman of the General Meeting.

56.

The chairman of the General Meeting may, with the consent of any General Meeting at which a quorum is present (and shall if so directed by the General Meeting), adjourn the General Meeting from time to time and from place to place, but no other business shall be transacted at any adjourned General Meeting other than the business left unfinished at the General Meeting from which the adjournment took place. When a General Meeting is adjourned for thirty (30) calendar days or more, notice of the adjourned General Meeting shall be given as in the case of an original General Meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned General Meeting.

57.

At any General Meeting any resolution put to the vote of the General Meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a)	by the chairman; or

(b)	by any Member or Members present in person or by proxy.

Unless a poll be so demanded, a declaration by the chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.

58.

Except as provided in Regulation 61, if a poll is duly demanded, it shall be taken in such manner as the chairman of the General Meeting directs, and the result of the poll shall be deemed to be the resolution of the General Meeting at which the poll was demanded.

59.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the General Meeting shall not have a second or “casting vote”.

60.

A poll demanded on the election of a chairman of the General Meeting or on a question of adjournment of the General Meeting shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the General Meeting directs, and any business other than upon which a poll has been demanded may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

61.

Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands, every Member present in person or by proxy shall have one (1) vote, and on a poll, every Member shall have one (1) vote for each share of which he is the holder.

62.

In the case of joint holders, the vote of the senior Person who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

63.

A Member of unsound mind, or in respect of whom an order has been issued by any Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, through the administrator of his property, his committee, receiver, curator bonis, or other Person with a similar capacity, appointed by that Court. These Persons may, on a poll, also vote by proxy.

63A.

No Member shall be entitled to vote at any General Meeting as long as such Member is a Sanctioned Person exercising individually or together with other Sanctioned Persons that are the target of the same sanctions under the Sanctions Laws as the Sanctioned Person control over forty five per cent. (45%) or more of the votes exercisable at the General Meetings, including votes conferred by underlying Ordinary Shares of Depositary Receipts. Provided that for the purpose of establishing whether a Member has exceeded the threshold set out herein, the votes conferred by the underlying Ordinary Shares of Depositary Receipts held by the relevant Person shall be added to the votes conferred by any issued shares in the Company, including the issued Ordinary Shares held by such Person.

64.	No Member shall be entitled to vote at any General Meeting unless all calls or other sums presently payable by him in respect of his shares in the Company have been paid.

65.

No objection shall be raised as to the qualification of any voter except at the General Meeting or adjourned General Meeting at which the vote objected to is given or tendered and every vote not disallowed at such General Meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the General Meeting whose decision shall be final and conclusive.

66.	On a poll taken at a General Meeting, the Members who have a right to vote can vote, either personally or by proxy. In each case:

(a)	Members who have a right to more than one (1) vote may, when voting, choose not to exercise all their votes in the same way, but may choose to cast each vote in a different way; and

(b)	the authorization granted to a proxy need not be the same for all the shares in relation to which the proxy is being appointed by the Member.

67.

Without prejudice to the rights of Members to appoint proxies under section 130 of the Law, the instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing, or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company.

68.

Without prejudice to the rights of Members to appoint proxies under section 130 of the Law, the instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company or at such other place within Cyprus as is specified for that purpose in the notice convening the General Meeting, at any time before the time for holding the General Meeting or adjourned General Meeting, at which the Person named in the instrument proposes to vote, or, in the case of a poll, at any time before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

69.	An instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

“(Name of the Company) Limited

I/We                , of

being a Member/Members of the above-named Company, hereby appoint,                 ,                , of                ,

or failing him                of                ,

as my/our proxy to vote for me/us or on my/our behalf at the (Annual or                Extraordinary, as the case may be) General Meeting of the Company, to be held on the    day of                ,20    , and at any adjournment thereof.

Signed this    day of                , 20    ”

70.

Where it is desired to afford Members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

            “(Name of the Company)             Limited.

I/We,                 , of                .

being a Member/Members of the above-named Company, hereby appoint                ,                , of                 ,

or failing him                of                ,

as my/our proxy to vote for me/us or on my/our behalf at the (Annual or Extraordinary, as the case may be) General Meeting of the Company, to be held on the    day of                ,20    , and at any adjournment thereof.

Signed this    day of                ,20

This form is to be used in favour of/* against the resolution. Unless otherwise instructed, the proxy will vote as he thinks fit.

*Strike out whichever is not desired in this case.”

71.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

72.

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at its office before the commencement of the General Meeting or adjourned General Meeting at which the proxy is used.

73.

Subject to the provisions of the Law, a resolution in writing signed or approved by letter, email or facsimile by each Member for the time being entitled to receive notice of and to attend and vote at General Meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a General Meeting duly convened and held. Any such resolution may consist of several documents in the like form each signed by one (1) or more of the Members or their attorneys, and signature in the case of a corporate body which is a Member shall be sufficient if made by a director or other authorised officer thereof or its duly appointed attorney.

CORPORATIONS ACTING BY REPRESENTATIVES

AT GENERAL MEETINGS

74.

Any corporation which is a Member may, by resolution of its board of directors or other governing body, authorise such Person as it thinks fit to act as its representative at any General Meeting or of any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents, as that corporation could exercise if it were a natural Person.

BOARD OF DIRECTORS

75.

Unless and until otherwise determined by the Company in General Meeting by Special Resolution, the number of Directors shall be nine (9) including at least three (3) Independent Directors and at least one Executive Director.

75A.

Each Class A Share shall confer on its holder, as long as such holder, together with its Affiliates and Permitted Transferees, holds at least fifteen (15%) of votes exercisable at the General Meetings, including the votes conferred by the Ordinary Shares, the right to appoint, remove and substitute two (2) Directors by notice in writing to the Company; provided that in the event that the holder of a Class A Share, together with its Affiliates and Permitted Transferees, holds Ordinary Shares conferring less than fifteen per cent. (15%) of the votes, but at least seven and a half per cent. (7.5%) or more of the votes, it will be entitled to appoint, remove and substitute one (1) Director by notice in writing to the Company. The rights hereby granted to the holders of Class A Shares are deemed to be special rights. The appointment, removal or substitution of any such Director shall take effect on the date on which the relevant notice is delivered to the Company, or if a later date is given in the notice, on that date.

For the purpose of establishing the votes which the Ordinary Shares held by the holder of the Class A Share confer, the votes conferred by the underlying Ordinary Shares of Depositary Receipts held by the relevant Person shall be added to the votes conferred by any issued shares in the Company, including the issued Ordinary Shares held by such Person.

If the votes conferred on a holder of Class A Share falls below seven and a half per cent. (7.5%) such Class A Share shall be automatically converted into an Ordinary Share in accordance with Regulation 4C(e).

75B.

The votes of the Members shall be read subject to the above Regulation 75A and at any proposed General Meeting and/or proposed resolution of the General Meeting and/or any proposed unanimous written resolution of the General Meeting for the appointment, removal or substitution of a Director whom the holder of such Class A Share has the right to appoint, remove or substitute pursuant to Regulation 75A above, only the holders of such Class A Shares shall have a right to receive notice of, attend and vote and no other Member. Without prejudice to the foregoing provisions of this Regulation 75B, in the event of any resolution being proposed at any General Meeting to remove any Director appointed by any of the members pursuant to the provisions of Regulation 75A above, the Shareholder who appointed such Director, shall constitute a quorum (in respect of that business of the meeting only) and furthermore, for such business, such Shareholder, whether on a show of hands or a poll, shall be entitled to cast such number of votes as is necessary to pass or defeat the proposed resolution.

75C.	Regulations 4A, 4B, 4C, 8A, 44B, 75A, 75B, 75C, 75D, 75 E, 75F, 81A(b) and 94 may only be amended subject to unanimous consent of holders of issued Class A Shares.

75D.

In connection solely with matters pertaining to the election of Directors, the following restrictions shall apply to the voting rights of any Ordinary Shares or underlying Ordinary Shares of Depositary Receipts held by any holder of Class A Shares or any of its Affiliates, Associates or Permitted Transferees:

(a)

For so long as a holder of Class A Shares is entitled to appoint two (2) Directors pursuant to the special rights conferred by Class A Share held by it under Regulation 75A, the right to vote such number of Ordinary Shares as is equal to fifteen per cent. (15%) of all Ordinary Shares then in issue, at any General Meeting with respect to the nomination and appointment of any Director, other than the right to appoint Directors under Regulation 75A, shall be suspended.

(b)

For so long as a holder of Class A Shares is entitled to appoint one (1) Director pursuant to the special rights conferred by Class A Share held by it under Regulation 75A, the right to vote such number of Ordinary Shares as is equal to seven and one-half per cent. (7.5%) of all Ordinary Shares then in issue, at any General Meeting with respect to the nomination and appointment of any Director, other than the right to appoint Directors under Regulation 75A, shall be suspended.

(c)

In the circumstances of paragraphs (a) and (b) above all voting rights which are not suspended pursuant to this Regulation 75D shall be cast in the ordinary way in accordance with these Regulations and any fractions of shares resulting from the calculation of fifteen per cent (15%) and seven and one-half per cent (7.5%), as the case may be, of all Ordinary Shares then in issue as required by paragraphs (a) and (b) above shall be ignored.

75E.	The holder of any Class A Share shall not be entitled to nominate any Director under Regulation 81A(a), other than in the circumstances provided in Regulation 81A(b).

75F.	At no time any holder of any shares, including Class A Shares (acting individually, together with its Affiliates, Associates or Permitted Transferees) may:

(a)	by virtue of exercising control over votes exercisable at the General Meetings, including votes conferred by the Ordinary Shares and underlying Ordinary Shares of Depositary Receipts, or

(b)	otherwise,

nominate for election more than two Directors in the aggregate, after taking into account the number of Directors, if any, then serving on the Board, who had been nominated and/or appointed by such holder, its Affiliates, Associates or Permitted Transferees.

76.

At each Annual General Meeting one-third of the Directors for the time being, or, if their number is not three or a multiple of three, then the number nearest to one-third, shall retire from office, provided that no Independent Director shall be subject to retirement until at least two-thirds of the Directors have retired and/or have been reelected pursuant to this Regulation 76 at the two consecutive Annual General Meetings held after the IPO.

77.

Subject to Regulation 76, the Directors to retire in every year shall be those who have been longest in office since their last election, but as between Persons who became Directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by the Board.

78.	A retiring Director shall be eligible for re-election.

79.

(a)	The remuneration of the Directors shall be determined from time to time by the Company in General Meeting.

(b)

Any Director who, upon the request of the Company, offers special services to the Company or needs to travel or stay abroad serving the purposes of the Company, shall receive from the Company such additional remuneration in the form of salary, grant, out-of-pocket expenses or in any other manner as the Board may decide.

80.	No shareholding qualification for Directors shall be required.

81.

The Directors of the Company may be or become members of the board of directors or other officers of, or otherwise be interested in, any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company unless the Board otherwise directs.

81A.

Other than a retiring Director under Regulation 76, no Person shall be eligible to become Director, unless he/she is appointed as such under the provisions of Regulation 75A or nominated as a candidate for election in accordance with the below:

(a)

Holders of at least 10% of Ordinary Shares, including Ordinary Shares represented by Depositary Receipts, other than any holder of Class A Share, shall have a right to nominate one (1) candidate for election as Director by giving notice in writing to the Company not less than twenty five (25) calendar days before the date appointed for the General Meeting; provided that each such nominee should also be screened and approved by the Nominating Committee, following which the Nominating Committee shall compile and circulate a final slate of nominees to be voted on at the General Meeting to all the Members entitled to attend and vote at the relevant General Meeting at least fifteen (15) calendar days prior to the date of the relevant General Meeting;

(b)

Unless the relevant holder of Class A Share appointed such number of Directors that such holder is entitled to appoint under and in accordance with the provisions of Regulation 75A, such holder of Class A Share shall have the right to nominate for election at the relevant General Meeting such number of Directors as such holder is entitled to appoint under Regulation 75A at the relevant time;

(c)

The Nominating Committee shall have the right to nominate for election at any General Meeting the number of candidates for election as Director equal to the number of Directors standing for election at such General Meeting with the exclusion of any Directors that holders of Class A Shares are entitled to appoint under Regulation 75A.

BORROWING POWERS

82.

The Board may exercise all the powers of the Company to borrow or raise money without limitation or to guarantee and to mortgage, pledge, assign or otherwise charge its undertaking, property, assets, rights, choses in action and book debts, receivables, revenues and uncalled capital or any part thereof and to issue and create debentures, debenture stock, mortgages, pledges, assignments, charges or other securities as security for any debt, liability or obligation of the Company or of any third party.

POWERS AND DUTIES OF THE BOARD OF DIRECTORS

83.

The business of the Company shall be managed by the Board, who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Law or by these Regulations, required to be exercised by the Company in General Meeting, subject, nevertheless to any of these Regulations, to the provisions of the Law and to such regulations, being not inconsistent with the aforesaid Regulations or provisions as may be prescribed by the Company in General Meeting. But no regulation made by the Company in General Meeting shall invalidate any prior act of the Board which would have been valid if that regulation had not been made.

84.

Decisions of the Board involving the sale of all or substantially all assets of the Company or acquisition or disposal of equity interests in the Material Subsidiary, shall require a resolution of the Board which shall be taken by at least 2/3rds of Directors for the time being, which in any event must include an affirmative vote of majority of Independent Directors.

85.

The Board may, from time to time, and at any time appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Board, to be the authorised representative or attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Regulations) and for such period and subject to such conditions as it may think fit, and any such authorisation or power of attorney may contain such provisions for the protection and convenience of Persons dealing with any such authorised representative or attorney as the Board may think fit and may also authorise the aforementioned authorised representative or attorney to delegate all or any of the powers, authorities and discretions vested in him.

86.	The Company may exercise the powers conferred by section 36 of the Law with regard to having an official Seal for use abroad, and such powers shall be vested in the Board.

87.

The Company may exercise the powers conferred upon the Company by the Law with regard to the keeping of a register outside Cyprus, and the Board may (subject to the provisions of the Law) make and vary regulations as it may think fit with respect to the keeping of any such register.

88.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

89.	The Board shall cause minutes to be made in the books provided for the purpose:

(a)	of all appointments of officers made by the Board;

(b)	of the names of the Directors present at each meeting of the Board and of any committee of the Board; and

(c)	of all resolutions and proceedings at all General Meetings, of meetings of the Board, and of committees of the Board.

PENSIONS

90.

The Board may grant retirement pensions or annuities or other gratuities or allowances, including allowances on death, to any Person or Persons in respect of services rendered by him or them to the Company whether as managing Directors or in any other office or employment under the Company or indirectly as officers or employees of any subsidiary or Affiliate, notwithstanding that he or they may be or may have been a Director of the Company and the Company may make payments towards insurance, trusts, schemes or funds for such purposes in respect of such Person or Persons and may include rights in respect of such pensions, annuities and allowances in the terms of engagement of any such Person or Persons.

DISQUALIFICATION OF DIRECTORS

91.

(a)

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Board in accordance with section 191 of the Law.

(b)

A Director shall not vote in respect of any contract or arrangement in which he is interested (the “Conflicted Director”), and, if he shall do so, his vote shall not be counted, nor shall he be counted in the quorum present at the meeting. The Independent Directors, acting by majority, may decide that no materials or any information on the matter shall be sent or shared with the Conflicted Director. In the event that a Director does not declare his interest under Regulation 88, the Independent Directors, acting by majority, shall decide whether a Director is in fact a Conflicted Director or not.

(c)

The Directors may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration or otherwise) as the Board may determine and no

Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Directors so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Directors holding that office or of the fiduciary relation thereby established.

(d)

The Directors may act in a professional capacity by themselves or through the firm to which they belong for the Company, and they or the firm to which they belong to, shall be entitled to remuneration for their professional services, without taking into account their capacity as Directors. Provided that nothing herein contained shall authorise a Director or the firm to which he belongs to act as Auditors.

92.	The office of any of the Directors shall be vacated if:-

(a)	The Director ceases to be a Director by virtue of section 176 of the Law;

(b)	The Director becomes bankrupt or makes any arrangement or composition with his/her creditors generally;

(c)	The Director becomes prohibited from being a Director by reason of any order made under section 180 of the Law;

(d)	The Director becomes permanently incapable of performing his/her duties due to mental or physical illness or due to his/her death;

(e)	The Director resigns his office by notice in writing to the Company;

(f)	The Director is or becomes a Sanctioned Person;

(g)	In respect of the Independent Director, such Director ceasing to satisfy relevant criteria set for the Independent Director;

(h)	The Director is removed from office, including removal pursuant to Regulation 75A; or

(i)

The Member who has the right to appoint, remove or substitute the relevant Director pursuant to Regulation 75A has lost its right to do so. Provided that, in the event that a holder of Class A Share loses such right because it holds less than fifteen per cent. (15%) of Ordinary Shares in the Company but seven and a half per cent. (7.5%) or more of Ordinary Shares in the Company, and as a result, in accordance with Regulation 75A is entitled to appoint, remove and substitute one (1) Director instead of two (2), the Director whose office shall be vacated shall be the Director who shall be so indicated by the holder of Class A Share who has appointed him/her in a notice to the Company, such notice to be delivered within ten (10) Business Days from the date when such Member has lost the right to appoint two (2) Directors, and, failing the delivery of such notice, the Director whose office shall be vacated shall be the Director who has been longest in office, but as between Persons who became Directors on the same day the Director whose office shall be vacated shall be determined by the Board.

APPOINTMENT OF ADDITIONAL DIRECTORS AND

REMOVAL OF DIRECTORS

93.	The Company may, from time to time, by Special Resolution, increase or reduce the number of Directors.

94.

Subject to Regulation 75A, in case of a casual vacancy in the Board caused by the departure of a Director who has been appointed by a holder of Class A Share, the holders of the shares who have appointed the departing Director shall have power at any time, and from time to time, to appoint by notice in writing to the Company any person to be a Director to fill such vacancy.

94A.

Subject to Regulation 94, the Board shall have power at any time, and from time to time, to appoint any Person to be a Director (provided that such Person should also be approved by the Nominating Committee), either to fill a vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these Regulations. Any Director so appointed shall hold office only until the next following Annual General Meeting, and shall then be eligible for re-election.

95.

Subject to Regulation 75A, the Company may, by Ordinary Resolution, of which special notice has been given in accordance with section 136 of the Law, remove any Director before the expiration of his period of office notwithstanding anything in these Regulations or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

96.

Subject to Regulation 75A, at any time, and from time to time, the Company may (without prejudice to the powers of the Board under Regulation 94A) by Ordinary Resolution appoint any Person as Director (subject to Regulation 81A(a)). Any Director so appointed shall hold office only until the next following Annual General Meeting, and shall then be eligible for re-election.

PROCEEDINGS OF MEETINGS OF THE BOARD

97.

Subject to Regulations 31A(a)(iv) and 84, the Board may meet together for the dispatch of business, adjourn, and otherwise regulate its meetings as it thinks fit and questions arising at any meeting shall be decided by a simple majority of votes. In case of equality of votes the Chairman shall not have a second or casting vote. Any Director may, and the secretary on the requisition of a Director shall, at any time summon a meeting of the Board. It shall be necessary to give at least a ninety six (96) hour notice of a meeting of the

Board to each Director, unless this requirement is waived by all Directors who have received a written notice less than 96 hours in advance. A meeting may be held by telephone, video conference or other means whereby all Persons present may at the same time hear and be heard by everybody else present and Persons who participate in this way shall be considered present at the meeting. In such case the meeting shall be deemed to be held where the secretary of the meeting is located. All Board and committee meetings shall take place in Cyprus where the management and control of the Company shall rest.

98.	The quorum necessary for the transaction of the business of the Board shall be at least half (1/2) of the total number of Directors attending a meeting in person.

99.

The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Regulations as the necessary quorum of Directors, the continuing Directors or Director, as the case may be, may act for the purpose of summoning a General Meeting, but for no other purpose.

100.

The Board may elect a Chairman of its meeting and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

101.

The Board may delegate any of its powers to a committee or committees consisting of one (1) or more Directors as the Board thinks fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board, as to its powers, constitution, proceedings, quorum or otherwise.

102.

A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

103.

Subject to any regulations imposed on it by the Board, a committee may meet and adjourn as it thinks proper and questions arising at any meeting shall be determined by a majority of votes of its members present.

104.

All acts done by any meeting of the Board or of a committee of the Board or by any Person acting in his/her capacity as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

105.

A resolution in writing signed or approved by letter, email or facsimile by each Director shall be as valid and effectual as if it had been passed at a meeting of the Board or a committee duly convened and held and, when signed, may consist of several documents, each signed by one (1) or more of the Persons aforesaid.

MANAGING DIRECTOR

106.

The Board may from time to time appoint one (1) or more Directors to the office of Managing Director (the “Managing Director”) for such period and on such terms as it thinks fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. A Managing Director so appointed shall not (whilst holding that office) be subject to retirement in turn nor shall he be counted in the selection of the Directors retiring in turn. His appointment shall be automatically terminated if he ceases for any cause to be a Director.

107.

A Managing Director shall receive such remuneration (whether by way of salary, commission or participation in profits, or partly in one way and partly in another) as the Board may determine from time to time.

108.

The Board may entrust to and confer upon a Managing Director any of the powers exercisable by them, upon such terms and conditions and with such restrictions as it may think fit, and, either collaterally with or to the exclusion of its own powers and may, from time to time, revoke, withdraw, alter or vary all or any of such powers.

SECRETARY

109.	The Secretary shall be appointed by the Board for such term, at such remuneration and upon such conditions as it may think fit; and any Secretary so appointed may be removed by the Board.

110.	No Person shall be appointed or hold office as Secretary who is:-

(a)	the sole Director of the Company; or

(b)	a corporation the sole director of which is at the same time the sole Director of the Company; or

(c)	the sole director of a corporation which is the sole Director of the Company.

111.

A provision of the Law or these Regulations requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same Person acting both as Director and as, or in place of, the Secretary.

SEAL

112.

(a)

The Board shall provide for the safe custody of the Seal, which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that behalf, and every instrument to which the Seal shall be affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other Person appointed by the Board for this purpose.

(b)	The Company may have, in addition to the said Seal, an official seal under the provisions of section 36(1) of the Law and which shall be used for the purposes stated in the said section.

DIVIDENDS AND RESERVE

113.	The Company in General Meeting may declare dividends, but no dividend shall exceed the amount recommended by the Board.

114.	The Board may, from time to time, declare such interim dividends as appear to the Board to be justified by the profits of the Company.

115.	No dividend shall be declared otherwise than out of profits.

116.

The Board may, before recommending any dividend, set aside out of the profits of the Company such sums as it thinks proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied, and, pending such application, may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Board may, from time to time, think fit. The Board may also, without placing the same to the reserve, carry forward any profits which it may think prudent not to distribute.

117.

Subject to the rights of Members, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the number of shares held by each Member, provided that the Board may decide (i) to pay such dividends or other cash payable in respect of shares due to such Member or any holder of the Depositary Receipts who is a Blocked Person into a blocked account, escrow account or in any other manner required, necessary or advisable under the applicable Sanctions Laws or (ii) suspend such payment, if necessary to comply with applicable Sanctions Laws, or (iii) to refuse to pay dividends or any other cash payable in respect of shares to any Member or any holder of Depositary Receipts who is a Blocked Person if neither (i) nor (ii) above is permitted by applicable Sanctions Laws.

118.

The Board may deduct from any dividend payable to any Member all sums of money (if any) presently payable by it to the Company on account of calls or otherwise in relation to the shares of the Company.

119.

When the Company declares a dividend or bonus according to the present Regulations, it may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Board shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Board may settle the same as it thinks expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board.

120.

Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named in the register of Members or to such Person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two (2) or more joint holders may give effectual receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders.

121.	No dividend shall bear interest against the Company.

ACCOUNTS

122.	The Board shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

123.

The books of account shall be kept at the registered office of the Company, or, subject to section 141(3) of the Law, at such other place or places as the Board thinks fit, and shall always be open to the inspection of the Directors.

124.

The Board shall, from time to time, determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by applicable securities laws or Exchange rules or authorised by the Board or by the General Meeting.

125.

The Board shall, from time to time, in accordance with sections 142 and 151 of the Law, cause to be prepared and to be laid before the Company in General Meeting such profit and loss accounts, balance sheets, consolidated accounts (if any) and reports as are referred to in the aforesaid sections.

126.

A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the Company in General Meeting, together with a copy of the Auditors’ report shall, not less than twenty-one (21) calendar days before the date of the General Meeting, be sent to every Member of, and every holder of debentures of the Company and to every Person registered under Regulation 33.

Provided that this Regulation shall not require a copy of those documents to be sent to any Person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

CAPITALISATION OF PROFITS

127.

The Company in General Meeting may, upon the recommendation of the Board, resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and, accordingly, that such sum be set free for distribution, amongst the Members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such Members respectively or paying up in full unissued shares or debentures of the Company to be allotted, distributed and credited as fully paid up to and amongst such Members in the proportions aforesaid, or partly in the one way and partly in the other, and the Board shall give effect to such resolution.

Provided that the share premium account and the capital redemption reserve fund may, for the purposes of this Regulation, only be applied in the paying up of unissued shares to be issued to Members of the Company as fully paid bonus shares.

128.

Whenever such a resolution as aforesaid shall have been passed, the Board shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid up shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Board to follow such provisions by the issue of fractional certificates or by payment in cash or otherwise as it thinks fit for the case of shares or debentures becoming distributable in fractions and also to authorise any Person to enter on behalf of all the Members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such Members.

AUDIT

129.	Auditors shall be appointed and their duties regulated in accordance with the Law.

NOTICES

130.

A notice may be given by the Company either personally or by sending it by post, courier service, email or facsimile to the intended recipient or to their registered address. Where a notice is sent by post, service of the notice shall be deemed to be effected, provided that it has been properly mailed, addressed, and posted, at the expiration of twenty-four (24) hours after same is posted. Where a notice is sent by courier service, it shall be deemed to be effected at the time of delivery. Where a notice is sent by email or facsimile, it shall be deemed to be effected as soon as it is sent, provided, in the event of email, there is no notification of non-receipt, and, in the event of facsimile, there will be the relevant transmission confirmation.

131.	A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the register of Members in respect of the share.

132.

A notice may be given by the Company to the Persons entitled to a share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter or by courier service addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like descriptions, at the address, if any, supplied for the purpose by the Persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

133.	Notice of every General Meeting shall be given in any manner herein-before authorised to:

(a)	every Member, except those Members who have not supplied to the Company a registered address for the giving of notices to them;

(b)

every Person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member, but for his death or bankruptcy, would be entitled to receive notice of the General Meeting; and

(c)	the Auditors (only in the case of Annual General Meetings).

No other Person shall be entitled to receive notices of General Meetings.

134.

Subject to provisions of the Law, for as long as the Company’s shares or the Depositary Receipts are listed on the Exchange, a notice sent in accordance with the rules of such Exchange shall constitute sufficient notice to each Member for all purposes under these Regulations.

WINDING UP

135.

If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Law, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems reasonable upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

136.

Every Director or other officer for the time being of the Company shall be indemnified out of the assets of the Company against any losses or liabilities which he may sustain or incur in or about the execution of his duties including liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his/her favour or in which he is acquitted or in connection with any application under section 383 of the Law, in which relief is granted to him/her by the Court and no Directors or officers of the Company shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto. But this Regulation shall only have effect insofar as its provisions are not avoided by section 197 of the Law.

RE-DOMICILIATION

137.

The Company may by a Special Resolution and upon consent given by the Registrar of Companies, continue to exist as a legal person subject to the legal regime of a country or jurisdiction other than the Republic of Cyprus to be operated pursuant to the laws of such country or jurisdiction.